NEWS RELEASE

Wavecom and Celevoke team for stolen-vehicle recovery, reduced insurance rates

Anti-theft Tracking System to use Wavecom Q2687 Wireless CPU® and Open AT® Software Suite to help locate missing equipment

VANCOUVER, British Columbia – February 17, 2009

Wavecom and Celevoke today announce the signing of a Memorandum of Understanding outlining plans to work together in the development and marketing of Celevoke automotive and motorbike tracking products using the Wavecom Q2687 Wireless CPU® and related services.

The Celevoke Anti-theft Tracking System is initially targeted to the Brazil and USA markets, with the ultimate objective of expansion into other South and North American markets. Celevoke is developing its proprietary next-generation anti-theft tracking system using Wavecom Open AT® Software Suite to embed their application directly on the device – cutting both development time and bill of materials.

Custom offerings of the advanced system are focused on the dynamic power sports (motorcycles, quads, wave runners, snow mobiles etc) and recreational vehicles markets. Already top insurance companies have agreed to offer their customers significant discounts for employing the system.

"In order to succeed with this project, we knew we needed the most robust, automotive-grade, cost-effective cellular radio solution available," said Celevoke CEO Chuck Allen. "That’s why we chose Wavecom’s Q2687. It allows us to save on component costs and get to market that much faster – to our benefit and that of our customers."

"Wavecom is delighted with being chosen by Celevoke to work on and enable this dynamic solution," said Anders Franzen, President of Wavecom Inc. "Celevoke knows anti-theft tracking and stolen vehicle recovery, and we’re proud to help keep insurance costs in check for business and consumers, especially in today’s difficult economic environment."

The new Wavecom-based Celevoke system is expected to reach the market in Brazil and the U.S. in the second quarter of this year.

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About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 60% owned by Current Technology (OTCBB:CRTCF).

Wavecom – the wireless M2M experts

Wavecom is a leading provider of embedded wireless technology for M2M (machine-to-machine) communication. We provide a range of GSM/GPRS, CDMA, EDGE and 3G Wireless CPUs; programmable processors which also act as wireless modules or wireless modems. These are backed by a C and Lua-based cellular wireless software suite which includes a real-time operating system (RTOS), a software development environment based on Eclipse™, and several Plug-Ins (GPS, TCP/IP, security, Bluetooth™, Lua script and more). We also offer a wide range of professional and operated services. Our solutions are used for automotive telematics, smart metering, fleet management, GSM/GPS/satellite tracking, wireless alarms, wireless POS (point of sales), WLL (fixed voice), remote monitoring and many other M2M applications.

Founded in 1993 and headquartered in Issy-les-Moulineaux (France) near Paris, Wavecom has subsidiaries in Hong Kong (PRC), Research Triangle Park, NC (USA), Farnborough (UK), Munich (Germany) and Sao Paolo (Brazil). Wavecom is publicly traded on Euronext Paris (Eurolist) in France and on the NASDAQ exchange in the U.S.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696